Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Post-Effective Amendment ("PEA") No. 1 to Registration Statement ("RS") No. 333-103166 for Morgan Stanley Charter Graham L.P., PEA No. 1 to RS No. 333-103170 for Morgan Stanley Charter Millburn L.P., PEA No. 1 to RS No. 333-103168 Morgan Stanley Charter MSFCM L.P. and PEA No. 1 to RS No. 333-103171 for Morgan Stanley Charter Campbell L.P. (collectively, the "Partnerships") of our report dated February 14, 2003 relating to the statements of financial condition, including the schedules of investments, of the Partnerships as of December 31, 2002 and 2001, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2002 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., and Morgan Stanley Charter MSFCM L.P., and for the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. appearing in the supplement to prospectus dated February 26, 2003, which is a part of such Registration Statements.

We also consent to the use of our report dated January 10, 2003 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2002 and 2001 appearing in the supplement to prospectus dated February 26, 2003, which is a part of such Registration Statements.

We also consent to the reference to us under the heading "Experts" appearing in the prospectus dated February 26, 2003, which is a part of such Registration Statements.

/s/ Deloitte & Touche LLP

New York, New York
October 22, 2003